Exhibit 14
FENTURA FINANCIAL, INC.
CODE OF ETHICS
In my role with Fentura Financial, Inc. and/or subsidiaries or affiliates (the “Company”), I certify to the Company and the Audit Committee of the Board of Directors of the Company, that I will adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct to the best of my knowledge and ability:
1.	I will act with honesty and integrity, avoiding actual or apparent conflicts of interest in all personal and professional relationships.
2.	I will provide information that is accurate, complete, objective, relevant, timely and understandable.
3.	I will comply with the rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.
4.	I will act in good faith, responsibly, and with due care. I will not misrepresent material facts or allow my independent judgment to be subordinated or otherwise compromised.
5.	I will respect and maintain the confidentiality of information reviewed or acquired in carrying out my duties except when authorized or otherwise legally obligated to disclose.
6.	I will share knowledge and maintain skills important and relevant to the needs of the Company.
7.	I will proactively practice and promote ethical behavior as a professional in my role with the Company.
8.	I will not solicit for myself or for a third party anything of value from anyone in return for any business, service or confidential information of the Company, nor will I accept anything of value from anyone (except for my wages and as otherwise permitted by law) in connection with the business of the Company, either before or after a transaction is discussed or completed.
9.	I will comply with and adhere to all of the Company’s policies and practices, including those policies governing accounting and financial reporting practices and corporate governance.
10.	I will respond honestly and candidly when dealing with the Company’s independent and internal auditors, regulators and attorneys.
11.	I will promptly disclose to an appropriate person or persons any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, and/or violations of this Code.

(Signature)	(Date)